ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on April 27, 2017, by and between Gushen Credit Limited, a limited company incorporated in Hong Kong (“Seller”), and Greenpro Resources Limited, a limited company incorporated in British Virgin Islands (“Buyer”).

The Seller owns and operates a money lending business in Hong Kong under the name of Gushen Credit Limited (“GCL”), located at 1701-03, 17/F, Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. (the “Business”).

The Seller has agreed to sell and the Buyer has agreed to purchase the Purchased Assets (as defined below).

Therefore, the parties agree as follows:

1. Sale of the Purchased Assets; Assumption of the Assumed Contracts. Subject to the provisions set forth in this agreement, as of midnight at the beginning of the date of this agreement (the “Effective Time”), the Seller hereby sells, conveys, assigns, and transfers to the Buyer the assets set forth on Schedule 1 (the “Purchased Assets”) free and clear of any and all liens and encumbrances, and the Buyer hereby accepts the sale, conveyance, assignment, and transfer of the Purchased Assets.

2. No Other Assumption of Liabilities. The Buyer does not assume any obligation or liability of the Seller, and the Seller, as applicable, will continue to be liable for any and all liabilities of the Seller. The Seller will not be responsible for any liability that arises from the Buyer’s operation of the Business after the Effective Time.

3. Purchase Price. The purchase price is US$105,000, equivalent to HK$813,750 (the “Purchase Price”).

4. Settlement. The purchase price will be settled by the Buyer by its amount due from the Seller. Any insufficient amount will be settled by the Buyer in cash.

5. Representations and Warranties. The Seller represents and warrants to the Buyer that all of the representations and warranties set forth on Schedule 2 are true and correct in all respects as of the date of this agreement.

6. Survival. Except as otherwise provided in this agreement, the representations and promises of the parties contained in this agreement will survive (and not be affected in any respect by) the Effective Time for the applicable statute of limitations as well as any investigation conducted by any party and any information which any party may receive.

7. Further Actions. At any time and from time to time after the date of this agreement: (1) the Seller shall execute and deliver or cause to be executed and delivered to the Buyer such other instruments and take such other action, all as the Buyer may reasonably request, in order to carry out the intent and purpose of this agreement; and (2) the Buyer shall execute and deliver or cause to be executed and delivered to the Seller such other instruments and take such other action, all as the Seller may reasonably request, in order to carry out the intent and purpose of this agreement.

8. Governing Law; Venue. This agreement and the transactions contemplated hereby will be construed in accordance with and governed laws of Hong Kong. Any suit, action, or other proceeding brought against any of the parties to this agreement or any dispute arising out of this agreement or the transactions contemplated hereby must be brought to the exclusive jurisdiction of the Courts of Hong Kong. The decision of such courts shall be binding by both parties.

9. Assignment. No party may assign either this agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party, except that the Buyer may assign any or all of its rights under this agreement, in whole or in part, without obtaining the consent or approval of any other party, (1) to any current or future affiliate of the Buyer, (2) to any entity into which the Buyer may be merged or consolidated, (3) in connection with any acquisition, restructuring, merger, conversion, or consolidation to which the Buyer may be a party, or (4) to a lender to the Buyer or its affiliates as collateral security for current or future obligations owed by the Buyer or its affiliates to the lender.

10. Notices. All notices and other communications under this agreement must be in writing and given by first class mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or personal delivery against receipt to the party to whom it is given, in each case, at the party’s address set forth in this section 9 or such other address as the party may hereafter specify by notice to the other parties given in accordance with this section. Any such notice or other communication will be deemed to have been given as of the date the applicable delivery receipt for such communication is executed as received or in the case of mail, three days after it is mailed.

If to the Seller :	Attention: Huang Pin Lung
The Troika, Lot 202 Level 2, Tower B,
19 Persiaran KLCC, The Troika,
50450, Kuala Lumpur, Malaysia

If to the Buyer:	Attention: Lee Chong Kuang
Suite 2201, 22/F Malaysia Building,
50 Gloucester Road, Wanchai, Hong Kong

11. Miscellaneous. This agreement contains the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations, writings, and understandings relating to the subject matter of this agreement are merged in and are superseded and canceled by, this agreement. This agreement may not be modified or amended except by a writing signed by the parties. This agreement is not intended to confer upon any person or entity not a party (or their successors and permitted assigns) any rights or remedies hereunder. This agreement may be signed in any number of counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument, and it may be signed electronically. The captions in this agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof. If any date provided for in this agreement falls on a day which is not a business day, the date provided for will be deemed to refer to the next business day. Any provision in this agreement that is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction will be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof; provided, however, that the parties will attempt in good faith to reform this agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent. The Exhibits and Schedules to this agreement are a material part of this agreement and are incorporated by reference herein.

[Signature page follows.]

Each of the undersigned has caused this Asset Purchase Agreement to be duly executed and delivered as of the date first written above.

BUYER:

Greenpro Resources Limited

By:	/s/ Lee Chong Kuang
Name:	Lee Chong Kuang
Title:	Director

SELLER:

Gushen Credit Limited

By:	/s/ Huang Pin Lung
Name:	Huang Pin Lung
Title:	Director

Schedule 1

Purchased Assets

“Purchased Assets” means the assets in GCL used or useful in the operation of the Business, including the following assets, but specifically excluding the Excluded Assets:

a) Deposit in connection to Tenancy agreement entered by and between Wisdom Champion (17) Limited and Gushen Credit Limited

b) Deposit in connection to Electricity Bills, Water Bills and Telephone Bills; and

“Excluded Assets” means the following:

a) all cash and cash equivalent of GCL;

Schedule 2

Representations and Warranties

1. Consents. The Seller is not required to obtain the consent of any party to a contract or any governmental entity in connection with the execution, delivery, or performance by it of this agreement or the consummation of the transactions contemplated in this agreement.

2. Compliance with Laws. With respect to the operation of the Business by the Seller before the Effective Time, the Seller and its employees and officers are and at all times have been in compliance in all material respects with each law applicable to the Seller or to the operation of the Business.

3. Taxes. The Seller has, in respect of the Business, filed all tax returns that are required to be filed and has paid all taxes that have become due under the tax returns or under any assessment that has become payable or for which the Buyer may otherwise have any transferee liability. All monies required to be withheld by the Seller from employees for income taxes and social security and other payroll taxes have been collected or withheld and either paid to the respective governmental bodies or set aside in accounts for such purpose.

4. Litigation. There are no claims or suits pending or, to the Seller’s knowledge, threatened by or against the Seller (1) relating to or affecting the Business or Purchased Assets or (2) by or against any employee of the Seller relating to or affecting the Business or Purchased Assets. There are no judgments, decrees, orders, writs, injunctions, rulings, decisions, or awards of any court or governmental body to which the Seller is a party or is subject with respect to any of the Purchased Assets is subject.

5. Financial Information; Ordinary Course. The financial information the Seller provided to the Buyer is accurate, correct, and complete, is in accordance with the books and records of the Seller, and presents fairly the results of operation and financial condition of the Seller’s Business. The Seller has operated the Business in the ordinary course before the Effective Time.

6. Title; Condition of Purchased Assets. The Seller has good and marketable title to all of the Purchased Assets free and clear of all liens and encumbrances. Pursuant to this agreement, the Seller conveys to the Buyer good and marketable title to all of the Purchased Assets, free and clear of all liens and encumbrances. The Inventory is salable in the ordinary course of business and consists of items that are current, standard, and first-quality. All equipment and signs are in working order and the premises will pass all inspections necessary to conduct the Business.